PRESS RELEASE OF FSB COMMUNITY BANKSHARES, INC.


July 30, 2009

FOR IMMEDIATE RELEASE
Contact: Dana C. Gavenda, Chief Executive Officer
FSB Community Bankshares, Inc.
Tel (585) 223-9080


                         FSB COMMUNITY BANKSHARES, INC.
                        ANNOUNCES SECOND QUARTER RESULTS


Fairport, New York, July 30, 2009: FSB Community Bankshares, Inc. (the "Company") (OTC Bulletin Board: FSBC), the mid-tier stock holding company of Fairport Savings Bank (the "Bank"), reported net income of $27,000 for the quarter ended June 30, 2009 compared to net income of $10,000 for the quarter ended June 30, 2008. Net income per share for the quarter ended June 30, 2009 was $0.02 compared to net income per share of $0.01 for the quarter ended June 30, 2008. The Company's net interest margin for the quarter ended June 30, 2009 increased 1 basis point to 2.22% from 2.21% for the quarter ended June 30, 2008.

During the second quarter, the Federal Deposit Insurance Corporation (FDIC) imposed a five basis point special assessment on each insured depository institution's assets minus Tier 1 capital as of June 30, 2009. As a result of this assessment, Fairport Savings Bank accrued an amount of $91,000 for the quarter ended June 30, 2009 payable to the FDIC on September 30, 2009. In addition to the one-time special assessment, the Bank's quarterly FDIC assessment rate increased, resulting in additional FDIC premium expense for the quarter of $68,000. In an effort to offset the effect of the FDIC special assessment on second quarter earnings, the Bank completed the sale of $5.3 million in available for sale mortgage-backed securities recording a pre-tax gain of approximately $92,000 in May 2009.

For the six months ended June 30, 2009, the Company reported net income of $78,000 compared to a net loss of $96,000 for the six months ended June 30, 2008. Net income per share for the six months ended June 30, 2009 was $0.05 compared to a net loss per share of $(0.06) for the six months ended June 30, 2008. The Company's net interest margin for the six months ended June 30, 2009 increased 25 basis points to 2.36% from 2.11% for the six months ended June 30, 2008.

At June 30, 2009, the Company had $202.7 million in consolidated assets, an increase of $6.6 million, or 3.4% from $196.1 million at December 31, 2008. Net loans receivable decreased $15.5 million, or 11.4% to $120.2 million at June 30, 2009 from $135.7 million at December 31, 2008, primarily as a result of mortgage loan sales in the secondary market. The Bank sold $11.1 million of fixed rate mortgage loans as a balance sheet management strategy to reduce long term interest rate risk in a potentially rising interest rate environment.

The Bank sold these loans at a gain which was recorded in other income, and will realize servicing income on these loans as long as these loans have outstanding balances. The decrease in net loans receivable resulted in an increase in investments. Investment securities increased $18.8 million, or 36.7% to $70.0 million at June 30, 2009 from $51.2 million at December 31, 2008. The Company has reviewed its investment securities portfolio at June 30, 2009, and has determined that no other-than-temporary impairment exists in the portfolio. Total deposits increased $14.5 million, or 11.4%, to $142.0 million at June 30, 2009 from $127.5 million at December 31, 2008. Federal Home Loan Bank advances decreased $7.7 million, or 17.0%, to $37.7 million at June 30, 2009 as a result of management's decision to replace wholesale borrowings through deposit growth with promotional deposit rate offerings. We have managed down deposit costs as market interest rates remain at historically low levels. Stockholders' equity at June 30, 2009 was $20.0 million, or 9.85% of assets.

The credit quality of the Bank's loan portfolio remains solid. The Bank continues to have no involvement in, and has no exposure to, sub-prime lending activities. The Bank ended the second quarter with net loans receivable of $120.2 million, with $460,000 in non-performing loans comprised of two residential properties. At the time of this press release, both borrowers have accepted purchase offers agreed to by all parties including the Bank. At June 30, 2009 management has evaluated the Bank's loan loss reserve and believes it is adequately funded based on the quality of the current loan portfolio.

FSB Community Bankshares, MHC owns 53% of the outstanding common stock of the Company. The Company is a federally chartered corporation. The Bank conducts business from its main office in Fairport, New York and two branches located in Penfield and Irondequoit, New York. The Bank's principal business consists of originating one-to-four-family residential real estate mortgages, home equity loans and lines of credit, and to a lesser extent, commercial real estate, multi-family, construction and other consumer loans. The Bank attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products. Through its wholly owned subsidiary, Oakleaf Services Corporation, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

                         FSB COMMUNITY BANKSHARES, INC.

                 Selected Consolidated Balance Sheet Information
                       June 30, 2009 and December 31, 2008
                  (Dollars in thousands, except per share data)

                                                                                           (Unaudited)
------------------------------------------------------------------------- ----------------------- ---------------------
                                                                                  June 30,            December 31,
                                 Assets                                             2009                  2008
------------------------------------------------------------------------- ----------------------- ---------------------
Total Assets                                                                     $202,734                $196,135
------------------------------------------------------------------------- ----------------------- ---------------------
Cash and Cash Equivalents                                                           6,279                   3,173
------------------------------------------------------------------------- ----------------------- ---------------------
Investment Securities                                                              70,034                  51,214
------------------------------------------------------------------------- ----------------------- ---------------------
Net Loans Receivable                                                              120,229                 135,713
------------------------------------------------------------------------- ----------------------- ---------------------
Deposits                                                                          142,028                 127,522
------------------------------------------------------------------------- ----------------------- ---------------------
Short-term and long-term borrowings                                                37,748                  45,481
------------------------------------------------------------------------- ----------------------- ---------------------
Total stockholders' equity                                                         19,966                  20,041
------------------------------------------------------------------------- ----------------------- ---------------------
Book value per share                                                              $ 11.58                 $ 11.64
------------------------------------------------------------------------- ----------------------- ---------------------
Stockholders' equity to total assets                                                 9.85%                  10.22%
------------------------------------------------------------------------- ----------------------- ---------------------


                         FSB COMMUNITY BANKSHARES, INC.

           Selected Consolidated Statements of Operations Information
        Three Months and Six Months Ended June 30, 2009 and June 30, 2008
                  (Dollars in thousands except per share data)


                                                                             (Unaudited)
--------------------------------------------- ------------------------------------- ------------------------------------
                                                    For the Three Months Ended            For the Six Months Ended
                                                            June 30,                              June 30,
--------------------------------------------- ------------------ ------------------ ----------------- ------------------
                                                     2009               2008               2009              2008
--------------------------------------------- ------------------ ------------------ ----------------- ------------------

Interest and Dividend Income                        2,359              2,535               4,860             4,941
--------------------------------------------- ------------------ ------------------ ----------------- ------------------
Interest Expense                                    1,269              1,496               2,573             3,016
--------------------------------------------- ------------------ ------------------ ----------------- ------------------
Net Interest Income                                 1,090              1,039               2,287             1,925
--------------------------------------------- ------------------ ------------------ ----------------- ------------------
Provision for Loan Losses                               8                  6                  14                 6
--------------------------------------------- ------------------ ------------------ ----------------- ------------------
Net Interest Income after Provision for
  Loan Losses                                       1,082              1,033               2,273             1,919
--------------------------------------------- ------------------ ------------------ ----------------- ------------------
Other Income                                          249                131                 383               225
--------------------------------------------- ------------------ ------------------ ----------------- ------------------
Other Expense                                       1,291              1,150               2,537             2,294
--------------------------------------------- ------------------ ------------------ ----------------- ------------------
Income (Loss) Before Income Taxes                      40                 14                 119              (150)
--------------------------------------------- ------------------ ------------------ ----------------- ------------------
Provision (Benefit) for Income Taxes                   13                  4                  41               (54)
--------------------------------------------- ------------------ ------------------ ----------------- ------------------
Net Income (Loss)                                      27                 10                  78               (96)
--------------------------------------------- ------------------ ------------------ ----------------- ------------------
Earnings  (Loss) per common share                    0.02               0.01                0.05             (0.06)
--------------------------------------------- ------------------ ------------------ ----------------- ------------------
Average common shares outstanding (In
thousands                                           1,724              1,719               1,723             1,719
--------------------------------------------- ------------------ ------------------ ----------------- ------------------
